March 29, 2018


Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen

      We were previously the independent registered public accounting firm to ETFis Series Trust I. On August 9, 2017, we resigned. We have read ETFis Series Trust I's statements included under Sub-Item 77K of its Form N-SAR, and we agree with such statements.


Sincerely,

/s/BBD, LLP
BBD, LLP